Exhibit 99.1

BIO-key Q1 Bottom-Line Improves on 34% Rise in Revenue;

Expects Q2 Profitability on 65% Revenue Increase;

Investor Call Today at 10am ET

Holmdel, NJ – May 18, 2026 – BIO-key® International, Inc. (OTC Markets: BKYI), a global leader in Identity and Access Management (IAM) and biometric authentication technologies, announced its first quarter (Q1’26) results and first half of 2026 (1H’26) outlook. BIO-key will host an investor call today at 10:00am ET (details below).

Financial Highlights:

●	Q1’26 revenues increased 34% to $2.15M vs. Q1’25 and 74% vs. Q4’25
●	Q1’26 net loss improved to $(165K) vs. $(737K) in Q1’25 and $(1.722M) in Q4’25
●	Q1’26 ending cash and cash equivalents position of $2.24M
●	Q1’26 ending shares outstanding of 1.08M

Outlook:

●	Q2’25 revenues expected to rise 65% to approx. $2.8M vs. $1.7M in Q2’25
●	1H’26 revenues expected to rise 50% to approx. $5M vs. $3.3M in 1H’25
●	Expects H1’26 profitability vs $(1.9M) net loss in H1’25
●	1H’26 cash position expected to be in line with current cash position.
●	Expects solid revenue growth and improved bottom line for full year 2026.

Sector Progress:

●

Finance: Secured $1.04M one-year biometric identity license renewal with a foreign bank and partnered with Run-Level to deliver Identity Security Solution Across Mozambique’s National Payments Infrastructure.

●	Defense: BIO-key Surpassed $2M in Military/Defense Sales over the Latest Twelve Months through Follow-on Orders, which continued in Q1’26.
●

Government: BIO-key Partnered with TD Synnex Public Sector (DLT) to Deliver IAM Solutions to the U.S. Public Sector, and BIO-key and Visualforma were Awarded a Contract to Secure Digital Identities for a Large Portuguese Municipality.

BIO-key CEO, Mike DePasquale commented, “Our Q1’26 results reflect the benefit of our sales, marketing and customer development initiatives over the past several quarters, combined with globally expanding appreciation for the unparalleled value that biometric identity and access management solutions provide in securing mission critical applications and data.

“In addition to solid revenue growth – both from new and existing customers – we substantially improved our bottom-line performance reflecting a blended gross margin of 82.5% and our ongoing cost management discipline.

“Our Q1’26 results benefitted from an expanded license renewal with a large foreign bank, continued follow-on orders from an existing foreign defense customer, and a new strategic, multi-year agreement with Sociedade Interbancária de Moçambique (SIMO), the operator of Mozambique’s national electronic payments network.

“We continue to see strength with foreign government, defense and financial customers that increasingly recognize the mission critical security and value of our suite of biometrically enhanced authentication solutions. This traction is supported by foreign regulatory frameworks, as well as the growing incidence of international conflicts and political tension. In Q1’26, we secured approximately $450K in follow-on orders to support a foreign defense ministry that continues to expand its deployment of our biometric authentication solutions to additional personnel. Given the success of our solutions in such mission critical applications, we expect further traction with defense ministries and international security organizations in coming quarters and years.

“Banking and financial services is another area of strength for BIO-key. Our Q1’26 revenues benefited from the expanded scope of a one-year license renewal by a long-standing foreign retail bank customer that is utilizing our biometric identity solution for over 30M of its retail clients. And as I mentioned, Mozambique’s national payments network, SIMO, became our 11th global financial services customer and we are seeing other significant opportunities with highly-regulated government and finance customers.

“To better penetrate large Federal, state and local government agency opportunities in the U.S., we have partnered with TD Synnex Public Sector (DLT) to bring our solutions to their public sector customers, many of whom face increasing mandates to adopt secure digital infrastructure and multi-factor authentication (MFA). By integrating BIO-key’s PortalGuard® IAM platform and Passkey:YOUTM biometric solutions into DLT’s offerings, their extensive portfolio of government agency customers can now easily deploy high-assurance identity security for digital access.

“We ended the quarter with a book value of $7.6M, or approximately $7.04 per share, including $2.2M in cash and we expect improvements in our cash position and book value resulting from our expected Q2’26 performance. As we announced a few days ago, our shares were recently suspended from Nasdaq. We are actively working to return our shares to the Nasdaq Capital Market, though we cannot be certain of the timing or success of these efforts. In the interim, our shares continue to trade on the OTC Markets under the symbol BKYI.

“Our business is off to a strong start in 2026, and we are excited about our outlook for Q2 and the remainder of the year. We believe BIO-key has never been better positioned for growth and improved financial performance.”

Financial Review

Please note that the review of our Q1 2026 financial statements has not been completed by our independent registered public accounting firm as of the date of this press release and the financial statements are therefore subject to change.

Total revenues increased 35% to $2,145,533 in Q1’26 compared to $1,607,159 in Q1’25. The current year period benefitted from an expanded one-year software license renewal from a long-time foreign banking customer of BIO-key’s biometric identity solutions. License fee revenue increased 24% to $1,365,893 vs. $1,098,758 in Q1’25, due primarily to several large renewals in the first quarter.

Q1’26 hardware revenue increased over 100% to $531,256 vs. $235,803 in Q1’25, due to the expansion of a large deployment of BIO-key’s biometric hardware solutions and the sale of some previously fully-reserved inventory. Service, maintenance and other revenue increased 5% to $247,384 in Q1’26 vs. $272,598 in Q1’25 due to a growing customer base as we expand our deployments worldwide.

Q1’26 gross profit increased to $1,769,233, as compared to $1,327,661 in Q1’25, with a gross margin of 82% in both periods. Gross margin remained strong due to growth in high-margin license fee revenue and sales of hardware inventory that had previously been fully-reserved.

BIO-key’s Q1’26 operating expenses decreased 4% to $1,886,946 from $1,968,299 in Q1’25, as selling, general and administrative expenses decreased $102,458. Lower SG&A was partially offset by higher research, development and engineering expenses, which increased $21,105 to $616,880 in Q1’26, due to personnel growth and promotions.

Reflecting increased revenue and gross profit and stable operating expenses, BIO-key’s Q1’26 net loss improved to $(165,036), or $(0.15) per share, compared to a net loss of $(736,545), or $(1.57) per share, in Q1’25. Per share amounts and weighted average common shares outstanding have been revised to reflect the impact of the 1-for-10 reverse split on April 30th. Post-split weighted average common shares outstanding (basic and diluted) were 1,072,145 in Q1’26 and 470,242 in Q1’25.

Balance Sheet

BIO-key’s stockholders’ equity was $7,432,013at March 31, 2026, as compared to $7,606,805 at December 31, 2025. As of March 31, 2026, BIO-key had approximately $4.5M of current assets, including $2.2M of cash and cash equivalents, $1.6M of accounts receivable, and approximately $338K of net inventory.

Conference Call Details

Date / Time:	Monday, May 18th at 10 a.m. ET
Call Dial In #:	1-877-418-5460 U.S. or 1-412-717-9594 Int’l
Live Webcast / Replay:	Webcast & Replay Link – Available for 3 months.
Audio Replay:	1-877-344-7529 U.S. or 1-412-317-0088 Int’l; code 1165470

About BIO-key International, Inc. (www.BIO-key.com)

BIO-key is revolutionizing authentication and cybersecurity with biometric-centric, multi-factor identity and access management (IAM) software securing access for over forty million users. BIO-key allows customers to choose the right authentication factors for diverse use cases, including phoneless, tokenless, and passwordless biometric options. Its cloud-hosted or on-premise PortalGuard IAM solution provides cost-effective, easy-to-deploy, convenient, and secure access to computers, information, applications, and high-value transactions.

BIO-key Safe Harbor Statement

All statements contained in this press release other than statements of historical facts are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Act"). The words "estimate," "project," "intends," "expects," "anticipates," "believes" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the "safe-harbor" provisions of the Act. These statements are not guarantees of future performance or events and are subject to risks and uncertainties that may cause actual results to differ materially from those included within or implied by such forward-looking statements. These risks and uncertainties include, without limitation, our history of losses and limited revenue; our ability to raise additional capital to satisfy working capital needs; our ability to continue as a going concern; our ability to protect our intellectual property; changes in business conditions; changes in our sales strategy and product development plans; changes in the marketplace; continued services of our executive management team; security breaches; competition in the biometric technology and identity access management industries; market acceptance of biometric products generally and our products under development; our ability to convert sales opportunities to customer contracts; our ability to expand into Asia, Africa and other foreign markets; fluctuations in foreign currency exchange rates; the duration and extent of continued hostilities in Ukraine and its impact on our European customers; the impact of tariffs and other trade barriers which may make it more costly for us to import inventory from China and Hong Kong and certain product components from South Korea; delays in the development of products, the commercial, reputational and regulatory risks to our business that may arise as a consequence of non-compliance with Securities and Exchange Commission (“SEC”) and Nasdaq periodic reporting requirements; our temporary loss of the use of a Registration Statement on Form S-3 to register securities in the future; any disruption to our business that may occur on a longer-term basis should we be unable to continue to maintain effective internal controls over financial reporting, and statements of assumption underlying any of the foregoing as well as other factors set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2024 and other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, we undertake no obligation to disclose any revision to these forward-looking statements whether as a result of new information, future events, or otherwise.

Engage with BIO-key

Facebook – Corporate:	https://www.facebook.com/BIOkeyInternational/
LinkedIn – Corporate:	https://www.linkedin.com/company/bio-key-international
X – Corporate:	@BIOkeyIntl
X – Investors:	@BIO_keyIR
StockTwits:	BIO_keyIR

Investor Contacts

William Jones, David Collins

Catalyst IR

BKYI@catalyst-ir.com or 212-924-9800

Please note that the review of our Q1 2026 financial statements has not been completed by our independent registered public accounting firm as of the date of this press release and the financial statements are therefore subject to change.

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,
	2026	2025

ASSETS
Cash and cash equivalents	$2,247,984	$2,694,663
Accounts receivable, net	1,573,454	1,220,822
Inventory	338,397	370,879
Prepaid expenses and other	326,043	251,323
Total current assets	4,485,878	4,537,687
Equipment and leasehold improvements, net	53,035	67,751
Capitalized contract costs, net	320,415	311,591
Deposits and other assets	7,976	7,976
Operating lease right-of-use assets	41,383	47,953
Investments	5,000,000	5,000,000
Intangible assets, net	774,318	830,357
Total non-current assets	6,197,127	6,265,628
TOTAL ASSETS	$10,683,005	$10,803,315

LIABILITIES
Accounts payable	$514,197	$507,357
Accrued liabilities	1,113,099	1,333,930
Income taxes payable	-	-
Note payable	651,935	604,102
Government loan – BBVA Bank, current portion	12,351	50,530
Deferred revenue, current	855,276	572,513
Operating lease liabilities, current portion	29,501	27,728
Total current liabilities	3,176,359	3,096,160
Deferred revenue, long term	45,225	62,584
Deferred tax liability	16,500	16,500
Operating lease liabilities, net of current portion	12,908	21,266
Total non-current liabilities	74,633	100,350
TOTAL LIABILITIES	3,250,992	3,196,510

Commitments and Contingencies

STOCKHOLDERS’ EQUITY

Common stock — authorized, 170,000,000 shares; issued and outstanding 10,852,118 of $.0001 par value at March 31, 2026 and December 31, 2025, respectively	1,085	1,085
Additional paid-in capital	141,537,509	141,496,765
Accumulated other comprehensive income	24,304	74,803
Accumulated deficit	(134,130,885)	(133,965,848)
TOTAL STOCKHOLDERS’ EQUITY	7,432,013	7,606,805
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$10,683,005	$10,803,315

Please note that the review of our Q1 2026 financial statements has not been completed by our independent registered public accounting firm as of the date of this press release and the financial statements are therefore subject to change.

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

	Three Months Ended
	March 31,
	2026	2025
Revenues
Services	$248,384	$272,598
License fees	1,365,893	1,098,758
Hardware	531,256	235,803
Total revenues	2,145,533	1,607,159
Costs and other expenses
Cost of services	78,498	98,144
Cost of license fees	73,234	72,885
Cost of hardware	323,538	108,469
Cost of hardware - reserve	(98,970)	-
Total costs and other expenses	376,300	279,498
Gross profit	1,769,233	1,327,661

Operating expenses
Selling, general and administrative	1,270,066	1,372,524
Research, development and engineering	616,880	595,775
Total operating expenses	1,886,946	1,968,299
Operating loss	(117,713)	(640,638)
Other income (expense)
Interest income	676	3
Loan fee amortization	(20,833)	(60,000)
Interest expense	(27,166)	(35,910)
Total other income (expense), net	(47,323)	(95,907)

Loss before provision for income tax	(165,036)	(736,545)

Provision for (income tax) tax benefit	-	-

Net loss	$(165,036)	$(736,545)

Comprehensive loss:
Net loss	$(165,036)	$(736,545)
Other comprehensive income (loss) – foreign currency translation adjustment	(50,499)	6,803
Comprehensive loss	$(215,535)	$(729,742)

Basic and diluted loss per common share	$(0.15)	$(1.57)

Weighted average common shares outstanding:
Basic and diluted	1,072,145	470,242